Exhibit 99.1



           SEPRACOR PRICES $300 MILLION CONVERTIBLE DEBENTURE OFFERING
           -----------------------------------------------------------

         MARLBOROUGH, Mass., Dec.  10/PRNewswire/ -- Sepracor Inc. (Nasdaq:
SEPR - news), today announced that the Company has offered and priced a new issue of $300 million of Convertible Subordinated Debentures due 2005 (the "Debentures").

         The Debentures will have an annual interest of 7.0%, will be convertible into common stock at $124.875 per share, and will not be redeemable for three years. The Company also may issue up to an additional $45 million of Debentures pursuant to an option granted to the initial purchaser of the Debentures.

         The Company intends to use the proceeds from the sale of the Debentures for its ongoing preclinical and clinical trials, funding of other research and development programs, working capital and other general corporate purposes.

         The Debentures have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States, except pursuant to an applicable exemption from the Securities Act registration requirements.

         This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Debentures. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

         To receive a copy of this release or any recent release via fax, call Sepracor's automated news fax line at 1-800-758-5804 ext. 780960.